EQUIPMENT PURCHASE AGREEMENT
                          ----------------------------

         AGREEMENT made this 13th day of August, 1997, by and between UNICOR PLASTIC MACHINERY, INC., a Canadian corporation with a principal place of business at 597 Woodland Acres, Maple, Ontario L6A 1G2 (hereafter "Unicor") and ASAHI/AMERICA, INC., a Massachusetts corporation with a principal place of business at 35 Green Street, Malden, Massachusetts 02148 (hereafter "Asahi").

         WHEREAS, Unicor desires to sell and Asahi desires to purchase certain machinery and equipment hereafter described; and

         WHEREAS, it is the intent of Unicor and Asahi to set forth their agreement relative to the terms and conditions of sale.

         NOW, THEREFORE, for good and valuable consideration and in consideration of the mutual agreements and covenants herein made it is agreed as follows:

         1. Purchase Orders. Asahi does hereby submit and Unicor does hereby accept Asahi's Purchase Orders Numbered 011498 and 011499 in the amount of $1,539,810.00 and $893,485.00 respectively. Said Purchase Orders are annexed hereto as Exhibits "A" and "B". All prices set forth in said Purchase Orders include sea and land freight (approximately), packaging and custom duties and fees CIF Dallas, Texas. Asahi may designate, at least thirty (30) days prior to shipping, another United States location for delivery of the equipment purchased and Asahi shall pay additional reasonable costs of shipping, if any. All details and specifications of the equipment ordered shall be pursuant to the quotations and confirmations referenced in Exhibits "A" and "B". The within Exhibits "A" and "B" shall supersede and replace the Purchase Order(s) of Quail Piping Products dated July 21, 1997 (P.O. Number: 00001) which Purchase Order(s) shall be null and void.

         2. Payment. Simultaneously with the execution hereof, Asahi shall pay by certified check or wire transfer to Unicor the sum of $811,098.00 which represents one-third of the amount of the Purchase Orders submitted herewith. Unicor does hereby authorize and direct Asahi to make said $811,098.00 payment directly to the account of Unicor GMBH Rahn Plastmaschinen, Industriestr. 56, D-97437 Hassfurt, Account No. 6221 held with Sparkasse Ostunterfranken, Hassfurt (Bank Code: 793 517 30) via Bayerische Landesbank Girozentrale Munich (SWIFT
Address: BYLADEMM) under Reference No. 738XXX. Unicor shall simultaneously herewith deliver to Asahi an Irrevocable Standby Letter of Credit (the "L/C") in the amount of $811,098.00 in the form annexed hereto as Exhibit "C" naming Asahi as Beneficiary thereon. Said L/C shall guarantee the repayment of the $811,098.00 to Asahi in the event of non-performance of any obligation hereunder



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by Unicor and/or Unicor GMBH Rahn Plastmaschinen, including but not limited to shipment of the equipment by the due dates stated in the Purchase Orders. The issuing bank shall be:

                           Bayerische Landesbank
                           Nuremberg
                           Lorenzer Platz 27
                           90402 Nimberg
                           Telex Number:  622288GZND
                           SWIFT BYLADE 77

         Asahi's advising Bank shall be:

                           Citizens Bank of Massachusetts
                           28 State Street
                           Boston, Massachusetts  02109
                           Telex Number:  211047CTZINTL
                  `        SWIFT Code:  CTZIUS33

         The additional sums of one-third of the amount allocated to the equipment set forth on each Purchase Order annexed hereto shall be due and payable to Unicor upon the shipment set forth in said Exhibits. Said amounts shall be due and payable by certified check or wire transfer upon presentation or delivery to Asahi of Negotiable Bills of Lading or Ocean Bills of Lading (or other documents) acceptable to Asahi in its sole discretion which documents shall vest ownership and title to the equipment shipped in and to Asahi.

         The last and final one-third of the annexed Purchase Orders shall be due and payable forty-five (45) days after all of the equipment is received at the location designated by Asahi. The final payment shall be secured by an Irrevocable Standby Letter of Credit issued by BankBoston, Citizens Bank of Massachusetts or other financial institution acceptable to Unicor with Unicor named as beneficiary thereunder.

         All costs of the within described Letters of Credit shall be borne by the applicant of each Letter of Credit.

         In the event of default hereunder by Asahi, Unicor's damages shall be limited to the amount of its payments through the date of default but shall not limit any obligations under any Letter of Credit.

         3. Shipping Dates. The shipping date of each Purchase Order shall be as set forth as follows:

         Purchase Order #011498-00(UC850) - on or before April 8, 1998

         Purchase Order #011499-00(UC250) - on or before February 9, 1998


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         Upon written request of Asahi, Unicor shall advise Asahi of production status, shipping dates and other matters relative to the status of the Purchase Orders.

         4. Penalties. After fourteen (14) days of the Shipping Date of each Purchase Order, a one-half percent per week penalty will apply on equipment not shipped by said Shipping Date(s) not to exceed five percent in the aggregate. Said amounts may be deducted by Asahi on the next payment due or may, at its discretion, be withheld from the final one-third payment. In the event equipment is not shipped within twelve (12) weeks of the Shipping Dates set forth in the Purchase Orders Asahi shall have the right, but not the obligation, to terminate and cancel either or both Purchase Orders and receive back all amounts paid and without further obligation to Unicor.

         5. Set Up/Installation. The prices set forth in each Purchase Order shall include technical assistance for the set up, installation and testing of the equipment. Unicor shall, at its sole cost and expense, provide one (1) sufficiently trained technician for one (1) week to provide said technical assistance for set up, installation and testing to insure the prompt commencement of proper operations of the equipment at a plant location designated by Asahi within the United States. Said technician shall be sent after Asahi confirms by fax that all equipment is in place, hooked up, raw material are on site and ready for check out and start up. Unicor shall provide all service and operations manuals written in English at the time of set up and installation. The prices set forth in each Purchase Order shall include the cost of training Asahi personnel at the Unicor plant in Germany. Asahi personnel may be scheduled as mutually agreed on one or more occasions. The costs of travel and lodging for Asahi personnel shall be borne by Asahi.

         6. Warranties. The equipment to be manufactured and sold by Unicor to Asahi is warranted by Unicor to be free from defects in design and manufacture for a period of one (1) year from the date of arrival at the Asahi plant location, provided such equipment is used, operated and serviced in accordance with written instructions relating thereto furnished by Unicor to Asahi. Further, Unicor warrants and represents that the equipment sold hereunder is suitable and fit for manufacturing purposes intended by Asahi. Asahi shall notify Unicor in writing at the address set forth above of all warranty claims hereunder.

         7. Governing Law. This Agreement shall be considered a contract executed in the Commonwealth of Massachusetts and shall be governed by the laws of the Commonwealth of Massachusetts. Both Unicor and Asahi agree that any dispute, claim or other matters relating to this Agreement, the Purchase Orders or the documents to be issued hereunder shall be determined only by the Courts of the Commonwealth of Massachusetts and/or the United States District Court for



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the District of Massachusetts sitting in Boston, and both parties hereby agree to submit to the jurisdiction of such Courts.

         8. Assignment. This Agreement may not be assigned without the written consent of both parties. Provided, however, Asahi shall have the right to assign this contract to a wholly owned subsidiary, provided such subsidiary agrees to be bound by the terms and conditions hereof.

         9. Entire Agreement; Amendments. This Agreement and the Exhibits hereto constitute the entire agreement between the parties hereto and supersede all earlier agreements, written or oral including, without limitation the letter agreement dated July 31, 1997 (never executed). This Agreement (and the Purchase Orders) may not be amended except by a writing executed by both parties.

         Signed under seal the day and year first above written.

                                          UNICOR PLASTIC MACHINERY, INC.


                                          By   /s/ Gerd Lupke
                                              ----------------------------
                                              Name: Gerd Lupke
                                              Title:  President
                                              Duly Authorized

                                          ASAHI/AMERICA, INC.


                                          By   /s/ Leslie B. Lewis
                                              ----------------------------
                                              Name:  Leslie B. Lewis
                                              Title:  Chairman, President
                                                  and Chief Executive Officer
                                              Duly Authorized